Exhibit 10.1
AMENDMENT NO. 1 TO THE SECURITIES PURCHASE AGREEMENT

This Amendment No.1 (the “Amendment”) to the Securities Purchase Agreement, dated February 20, 2015 (the “Purchase Agreement”), is entered into as of March 27, 2015 by and between True Drinks Holdings, Inc., a Nevada corporation (the “Company”), and each of the parties (individually, a “Purchaser” and collectively the “Purchasers”) identified in the signature pages hereto. Unless otherwise specified herein, all capitalized terms set forth in this Amendment shall have the meanings as set forth in the Purchase Agreement.
RECITALS

WHEREAS, on February 20, 2015, the Company and the Purchasers entered into the Purchase Agreement, wherein the Purchasers agreed to purchase an aggregate total of 43,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred”) for $100 per share over the course of three Investment Dates, and, as additional consideration, the Company agreed to issue to the Purchasers Series C Warrants to purchase that number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), equal to 35% of the shares of Common Stock issuable upon conversion of each Purchasers’ shares of Series C Preferred (the “Series C Offering”);

WHEREAS, Section 4(c) of the Purchase Agreement contains certain covenants restricting the Company’s ability to issue certain of the Company’s equity securities, referred to in the Purchase Agreement as a Subsequent Placement, with the exception of the issuance of Excluded Securities;

WHEREAS, Section 4(f)(iii) of the Purchase Agreement prohibits the Company from using proceeds from the Series C Offering to repay any of the Company’s outstanding promissory notes;

WHEREAS, Purchaser LB 2, LLC (“LB2”) has expressed an interest in purchasing an additional 27,000 shares of Series C Preferred on the same terms as set forth in the Purchase Agreement, in order to provide the Company with sufficient capital to satisfy approximately $2.7 million of the Company’s $3.8 million in outstanding secured promissory notes (the “Notes”) (the “Note Payments”);

WHEREAS, the Company desires to allow the holders of any Notes that remain outstanding after the Note Payments to exchange all remaining principal and accrued interest due under the terms of any such Notes into shares of Series C Preferred, up to a maximum of 12,151 shares of Series C Preferred in the aggregate, on substantially similar terms to those offered to Purchasers in the Series C Offering (the “Note Exchange”), pursuant to the terms and conditions of a Note Exchange Agreement in substantially the form attached hereto as Exhibit A (the “Exchange Agreement”);

WHEREAS, the Company and the Purchasers now desire to enter into this Amendment to: (i) permit LB2 to purchase an additional 27,000 shares of Series C Preferred (“Additional Investment”); (ii) allow the Company to use the proceeds from the Additional Investment for the Note Payments; and (iii) amend the definition of Excluded Securities in the Purchase Agreement to include the Conversion Shares, Series C Warrants and Warrant Shares issuable pursuant to the Exchange Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties agree as follows:

1.	Section 1(b) of the Purchase Agreement is hereby amended and replaced in its entirety with the following:

“(b)           Amounts; Timing of Funding. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, each Purchaser, severally and not jointly, agrees to purchase, no later than the following dates, the Securities issuable upon receipt of the aggregate Purchase Price set forth opposite each date (each date, an “Investment Date”) on such Purchaser’s Execution Page:

Investment Date	Amount of Purchase	No. of Shares
On or before February 20, 2015 (the “Initial Investment Date”)	$1,800,000	18,000
On or before March 27, 2015 (the “Second Investment Date”)	$2,700,000	27,000
On or before April 1, 2015 (the “Third Investment Date”)	$1,500,000	15,000
On or before June 30, 2015 (the “Final Investment Date”)	$1,000,000	10,000

Notwithstanding any other provision of this Agreement to the contrary, each Purchaser’s investment at the Final Investment Date is expressly conditioned upon the occurrence of, on or prior to June 30, 2015, (i) the filing with and acceptance by the Secretary of State of the State of Nevada of an amendment to the Company’s Articles of Incorporation, which has been duly and validly adopted by the Company and its stockholders, pursuant to which the Company has authorized a sufficient number of unissued shares of Common Stock to provide for the full conversion of the Preferred Stock and the issuance of the Conversion Shares in connection therewith, the full exercise of the Series C Warrants and issuance of the Warrant Shares in connection therewith, and such shares being reserved for such issuance, and (ii) the extension of that certain License Agreement between Disney Consumer Products, Inc. and GT Beverage Company, Inc., on terms reasonably acceptable to the Purchasers (collectively, the “Final Investment Date Conditions”).  In the event the Company has not completed the Final Investment Date Conditions on or prior to the Final Investment Date, then the Purchasers shall have no further obligation to purchase Securities at the Final Investment Date or otherwise hereunder.”

2.	Section 4(c) of the Purchase Agreement is hereby amended and replaced in its entirety with the following:

“(c)           Additional Issuance of Securities.  The Company agrees that, for the period commencing on the date hereof and ending on the earlier to occur of (i) the date immediately following the first anniversary of the Initial Investment Date (provided that such period shall be extended by the number of days during such period and any extension thereof contemplated by this proviso on which the Registration Statement is not effective or any prospectus contained therein is not available for use); or (ii) the date that the arithmetic average of the closing sale price of the Common Stock is at least $0.30 for ten (10) consecutive trading days (the “Restricted Period”), neither the Company nor any of its Subsidiaries shall directly or indirectly issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the Securities Act), any convertible securities, any debt, any preferred stock or any purchase rights (any such issuance, offer, sale, grant, disposition or announcement (whether occurring during the Restricted Period or at any time thereafter) is referred to as a “Subsequent Placement”). Notwithstanding the foregoing, this Section 4(c) shall not apply in respect of the issuance of:

(i) shares of Common Stock or standard options to purchase Common Stock to directors, officers, consultants or employees of the Company in their capacity as such pursuant to an Approved Share Plan (as defined below);

(ii) shares of Common Stock issued upon the conversion or exercise of, or otherwise on account of, Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Share Plan that are covered by clause (A) above) issued prior to the date hereof, provided that the conversion, exercise or other method of issuance (as the case may be) of any such Convertible Security is made solely pursuant to the conversion, exercise or other method of issuance (as the case may be) provisions of such Convertible Security that were in effect on the date immediately prior to the date of this Agreement, the conversion, exercise or issuance price of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Share Plan that are covered by clause (A) above) is not lowered, none of such Convertible Securities are (other than standard options to purchase Common Stock issued pursuant to an Approved Share Plan that are covered by clause (A) above) (nor is any provision of any such Convertible Securities) amended or waived in any manner (whether by the Company or the holder thereof) to increase, or which results in an increase in, the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Share Plan that are covered by clause (A) above) are otherwise changed or waived (whether by the Company or the holder thereof) in any manner that adversely affects any of the Purchasers;

(iii) the Conversion Shares,

(iv) the Series C Warrants;

(v) the Warrant Shares; and

(vi) up to 8,100,670 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, warrants to purchase up to 2,835,234 shares of Common Stock (the “Note Series C Warrants”) and up to 2,835,234 shares of Common Stock issuable upon exercise of the Note Series C Warrants, issuable in connection with the Note Exchange Agreements by and between the Company and certain holders of the Company’s outstanding Senior Promissory Notes (each of the foregoing in clauses (i) through (vi), collectively the “Excluded Securities”).

“Approved Share Plan” means any employee benefit plan which has been approved by the board of directors of the Company, including the Purchaser Designee, if any, prior to or subsequent to the date hereof pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer, director or consultant for services provided to the Company in their capacity as such.

“Convertible Securities” means any capital stock, convertible debenture or other security of the Company or any of its Subsidiaries that is, or may become, at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Stock) or any of its Subsidiaries.”

3. Section 4(f) of the Purchase Agreement is hereby amended and replaced in its entirety with the following:

“(f)           Use of Proceeds.  The Company shall use the proceeds from the sale and issuance of the Preferred Stock and Series C Warrants issued in the First, Third and Final Investment Dates for general corporate purposes and working capital, and shall use the proceeds from the sale and issuance of the Preferred Stock and Series C Warrants issued on the Second Investment Date only to pay in full up to $2.7 million of principal and accrued interest under certain of the Company’s outstanding Secured Promissory Notes.  Except as otherwise specifically set forth above, such proceeds shall not be used to (i) pay dividends; (ii) purchase debt or equity securities of any entity (including redeeming the Company’s own securities), except for (A) evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition, (B) certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States, (C) the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition, and (D) “Money Market” fund shares, or money market accounts fully insured by the Federal Deposit Insurance Corporation and sponsored by banks and other financial institutions, provided that the investments consist principally of the types of investments described in clauses (A), (B), or (C) above; (iii) with the exception of the proceeds from the Second Investment Dates, make any repayment of principal or interest on the Company’s outstanding promissory notes; or (iv) make any investment not directly related to the current business of the Company.”

4.	The Company represents and warrants to the Purchasers as follows:

                (a)                       Except as the same may be qualified by any attachment hereto updating disclosures in any existing exhibit to the Purchase Agreement, the representations, warranties and covenants of the Company made in the Transaction Documents remain true and accurate and are hereby incorporated in this Amendment by reference and reaffirmed as of the date hereof.

                (b)                      The Company has performed, in all material respects, all obligations required to be performed by it under the Transaction Documents, and no default exists thereunder or an event which, with the passage of time or giving of notice or both, would constitute a default.

                (c)                      The execution, delivery and performance of this Amendment are within the power of the Company and are not in contravention of law, of the Company’s Articles of Incorporation, Bylaws or the terms of any other documents, agreements or undertakings to which the Company is a party or by which the Company is bound.  No approval of any person, corporation, governmental body or other entity not provided herewith is a prerequisite to the execution, delivery and performance by the Company of this Amendment or any of the documents submitted to the Purchasers in connection with the this Amendment, to ensure the validity or enforceability thereof.

(d)           When executed on behalf of the Company, this Amendment will constitute the legally binding obligations of the Company, enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws now existing or hereafter enacted relating to or affecting the enforcement of creditors’ rights generally, and the enforceability may be subject to limitations based on general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law).

5.
In the event any conflicts between this Amendment and the terms and conditions set forth in the Purchase Agreement arise, the terms and conditions set forth herein shall control. Notwithstanding the execution of this Amendment, all other terms and conditions of the Purchase Agreement shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed.  The Purchasers do not, in any way, waive the Company’s obligations to comply with any of the provisions, covenants and terms of the Purchase Agreement (as amended hereby) and the other Transaction Documents.

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IN WITNESS WHEREOF, this Amendment is executed as of the day and year first written above.

ADDRESS:	TRUE DRINKS HOLDINGS, INC.
18552 MacArthur Boulevard, Suite 325 Irvine, CA 92612
By: ______________________ Name: Lance Leonard Title: Chief Executive Officer

ADDRESS:	PURCHASER

By: _______________________ Name: Title: